As filed with the Securities and Exchange Commission on August 29, 2008
Registration Statement No. ___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Jacksonville Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	59-3472981
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

JACKSONVILLE BANCORP, INC.
100 NORTH LAURA STREET
SUITE 1000
JACKSONVILLE, FLORIDA 32202
(904) 421-3040
(Address and Telephone Number of Principal Executive Offices Including Zip Code)

2008 AMENDMENT AND RESTATEMENT OF THE
JACKSONVILLE BANCORP, INC. 2006 STOCK INCENTIVE PLAN
(Full Title of the Plan)

GILBERT J. POMAR, III
PRESIDENT AND CHIEF EXECUTIVE OFFICER
JACKSONVILLE BANCORP, INC.
100 NORTH LAURA STREET
SUITE 1000
JACKSONVILLE, FLORIDA 32202
(904) 421-3040
(Name, address and telephone number of agent for service)

COPY TO:

HALCYON E. SKINNER
MCGUIREWOODS LLP
50 NORTH LAURA STREET
SUITE 3300
JACKSONVILLE, FLORIDA 32202
(904) 798-2626

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	70,000	$14.50	$1,014,650	$39.88

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended solely for purposes of calculating the registration fee. The price is based on the average of the high and low sales prices of the registrant’s common stock on August 27, 2008, as reported on the NASDAQ Stock Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to persons to whom the information is required to be given as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents which have been filed with the Securities and Exchange Commission (the “SEC”):

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 27, 2008, File No. 000-30248.

b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 2, 2008, File No. 000-30248.

c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008, File No. 000-30248.

d)	The Company’s Current Report on Form 8-K, filed with the SEC on January 23, 2008, File No. 000-30248 (Items 2.02 and 9.01).

e)	The Company’s Current Report on Form 8-K/A, filed with the SEC on January 24, 2008, File No. 000-30248 (Items 2.02 and 9.01).

f)	The Company’s Current Report on Form 8-K, filed with the SEC on January 29, 2008, File No. 000-30248 (Items 1.01, 8.01 and 9.01).

g)	The Company’s Current Report on Form 8-K, filed with the SEC on March 19, 2008, File No. 000-30248 (Items 5.02 and 9.01).

h)	The Company’s Current Report on Form 8-K, filed with the SEC on April 17, 2008, File No. 000-30248 (Items 2.02 and 9.01).

i)	The Company’s Current Report on Form 8-K, filed with the SEC on June 24, 2008, File No. 000-30248 (Item 1.02).

j)	The Company’s Current Report on Form 8-K/A, filed with the SEC on June 26, 2008, File No. 000-30248 (Items 1.01, 1.02, 8.01 and 9.01).

k)	The Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2008, 2008, File No. 000-30248 (Item 5.02).

l)	The Company’s Current Report on Form 8-K, filed with the SEC on July 25, 2008, File No. 000-30248 (Items 2.02 and 9.01).

m)	The Company’s Current Report on Form 8-K, filed with the SEC on July 31 2008, File No. 000-30248 (Items 1.01, 2.03, 3.02 and 9.01).

n)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on February 19, 1999, File No. 000-30248.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (except for information furnished under Items 2.02 and 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein).

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We are incorporated in the State of Florida. Our Articles of Incorporation (the “Articles”) and our Amended and Restated Bylaws, as amended to date (the “Bylaws”), require the indemnification of our directors and officers to the fullest extent permitted by Florida law. This requirement benefits any person who is made or threatened to be made a party to any proceeding by reason of the person's services as our director, officer, employee, or agent. A director's right to be indemnified also includes the right to be paid by us for any expenses incurred in any proceeding in advance of its final disposition if we receive an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified. The Articles further provide that if we do not pay a claim for indemnification in full within 90 days after we receive a written claim, the claimant may, at any time thereafter, bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. The Articles provide that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to us) that the claimant has not met the applicable standards of conduct under Florida law claimed, but the burden of proving such defense shall be on us.

Neither our failure (including our board, independent legal counsel, or shareholders) to determine before the commencement of such action that indemnification of the claimant is proper, nor an actual determination by us that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. The rights to indemnification conferred on any individual by the Articles shall not be exclusive of any other right which such individual may have to indemnification by statute, the Articles, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Subsection 1 of Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection 2 of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards of conduct set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Subsection 3 of Section 607.0850 of the FBCA provides that to the extent a director, officer employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection 1 or 2 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Subsection 4 of Section 607.0850 of the FBCA provides that any indemnification under subsection 1 or 2 unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection 1 or 2. Such determination shall be made:

(a)	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b)
if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)
by independent legal counsel: (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph (b); or (2) if no quorum of directors can be obtained under paragraph (a) and no committee can be designated under paragraph (b), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or

(d)
by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceeding or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Under subsection 6 of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850 of the FBCA.

Subsection 7 of Section 607.0850 of the FBCA states that indemnification and advancement of expenses provided under Section 607.0850 of the FBCA are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation may not indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer: violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; derived an improper personal benefit; was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies; or engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

Subsection 9 of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, or any court of competent jurisdiction. The court, upon receipt of the application, may order indemnification and advancement of expenses if it is determined that one of the following apply: (i) the director or officer is entitled to mandatory indemnification under subsection 3 of Section 607.0850 of the FBCA, in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining the court-ordered indemnification or advancement of expenses, (ii) the director or officer is entitled to indemnification or advancement of expenses, or both, by virtue of the corporation’s exercise of its power pursuant to subsection 7 of Section 607.0850 of the FBCA, or (iii) the director or officer is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsections 1, 2 or 7 of Section 607.0850 of the FBCA.

Subsection 12 of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him and incurred in his official capacity or arising out of his status as such, regardless of the corporation's power to indemnify him against such liability under Section 607.0850. We may obtain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
4.1	2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan
5.1	Opinion of McGuireWoods LLP
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (filed as part of Exhibit 5)	Exhibit 5.1 to this Registration Statement on Form S-8

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1943, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Duval, State of Florida, on this 29th day of August, 2008.

JACKSONVILLE BANCORP, INC.

By:	/s/ Gilbert J. Pomar, III
Gilbert J. Pomar, III President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gilbert J. Pomar, III	President and Chief Executive Officer August 26, 2008	August 26, 2008
Gilbert J. Pomar, III	(principal executive officer)
Director

/s/ Valerie A. Kendall	Chief Financial Officer and Executive August 26, 2008	August 26, 2008
Valerie A. Kendall	Vice President (chief accounting and
financial officer)

Director
Melvin Gottlieb

/s/ James M. Healey	Director	August 26, 2008
James M. Healey

Director
John C. Kowkabany

/s/ R. C. Mills	Director	August 26, 2008
R. C. Mills

/s/ Donald E. Roller	Chairman of the Board of Directors	August 26, 2008
Donald E. Roller

/s/ John W. Rose	Director	August 26, 2008
John W. Rose

Director
John R. Schultz

/s/ Price W. Schwenck	Director	August 26, 2008
Price W. Schwenck

Director
Charles F. Spencer

Director
Gary L. Winfield, MD

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
4.1	2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan
5.1	Opinion of McGuireWoods LLP
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (filed as part of Exhibit 5)	Exhibit 5.1 to this Registration Statement on Form S-8